Exhibit 99.1

Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

FOR IMMEDIATE RELEASE

CONSTAR INTERNATIONAL INC. TO RECOGNIZE GOODWILL IMPAIRMENT

Philadelphia, PA, August 14, 2003—Constar International Inc. today reported that it expects to record a non-cash charge to earnings for the second quarter of 2003 to reflect the impairment of goodwill under FAS 142. Due to the trading price of the Company’s common stock and other factors, the Company has determined that a goodwill impairment exists.

The Company is currently assessing the potential impact of the impairment, and while the assessment is not yet complete, the Company expects that the impairment charge will be material. As a result, the Company has delayed filing its quarterly report on Form 10-Q for the second quarter of 2003 until the assessment is completed. The Company expects to file its quarterly report on or before August 19, 2003.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s ability to achieve improved utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to refinance and service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar International Inc. (NASDAQ: CNST) is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies. More information is available at www.constar.net.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392

Aparna Mohan, Edelman Financial, (212) 704-8224